For the twelve-month period ended March 31, 2001
File number: 811-08565
Prudential Real Estate Securities Fund
Supplemental Proxy Information (Unaudited)

SUB-ITEM 77-C


	A meeting of the Fund's shareholders was held on April 25, 2001, in conjunction with the shareholder meeting for certain other Funds within the Prudential Mutual Fund complex. The meeting was held for the following purposes:

(1)	To elect the following nine individuals to serve
on the Fund's Board of Directors to a term until the earlier to occur of (a) the next meeting of shareholders at which Board Members are elected and until their successors are elected and qualified or (b) until their terms expire in accordance with each Fund's retirement policy. Each Fund's retirement policy generally calls for the retirement of Directors on December 31 of the year in which they reach the age of 75.

- Delayne D. Gold
- Robert F. Gunia
- Robert E. LeBlanc
- David R. Odenath, Jr.
- Judy A. Rice
- Robin B. Smith
- Stephen Stoneburn
- Nancy H. Teeters
- Clay T. Whitehead

(2)	To permit PIFM to enter into or make material changes
to subadvisory agreements without shareholder approval.

(3) To approve an amendment to the management agreement to permit PIFM to allocate assets among affiliated and unaffiliated subadvisers.

(4)	To approve an amendment to certain fundamental
investment restrictions and policies of the Fund.

(5)	To ratify the selection of PricewaterhouseCoopers LLP
as independent public accountants of the Fund for the current fiscal year.

The results of the proxy solicitation on the above matters were:


Director/ Manager/
Investment
Restrictions/Auditor	Votes for	Votes Against
Votes Withheld	Abstentions

(1)
Delayne D. Gold	2,949,950	-	76,773	-

Robert F. Gunia	2,951,063	-	75,660	-

Robert E. LeBlanc	2,943,945	-	82,778	-

David R. Odenath, Jr.	2,949,392	-	77,331	-

Judy A. Rice	2,951,432	-	75,291	-

Robin B. Smith	2,950,774	-	75,949	-

Stephen Stoneburn	2,951,544	-	75,179	-

Nancy H. Teeters	2,951,013	-	75,710	-

Clay T. Whitehead	2,948,960	-	77,763	-

(2)
PIFM	2,030,314	184,840	737,283	74,286

(3)
PIFM	2,800,453	145,224	-	81,046

(4a)
Issuing Senior Securities,
Borrowing Money and
Pledging Assets	2,064,426	150,769	737,283	74,245

(4b)
Buying and Selling Real
Estate	2,079,720	125,522	737,283	84,198

(4c)
Buying and Selling
Commodities and Commodity
Contracts	2,057,649	157,411	737,283	74,380

(4d)
Fund Concentration	2,078,311	131,745	737,283
79,384

(4e)
Making Loans	2,054,598	152,539	737,283	82,303

(4d)
Other Investment Restrictions	2,073,391	143,115
737,283	72,934

(5)
PricewaterhouseCoopers LLP	2,906,198	54,240
-	66,285